EXHIBIT 4.1

Execution Copy

PURCHASE AGREEMENT

FOR THE PURCHASE

OF

COMMON STOCK AND WARRANTS

OF

CARDIAC SCIENCE, INC.

CARDIAC SCIENCE, INC.

1900 Main Street, Suite 700

Irvine, California 92614

Telephone: (949) 797-3800

Facsimile: (949) 951-7315

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of the 20th day of July, 2004 by and among Cardiac Science, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and those purchasers whose names are listed on the signature pages hereto (the “Purchasers”).

To induce the Purchasers to purchase the Common Stock and the Warrants from the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Sale and Purchase of the Securities. The Company has authorized and agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, agrees to purchase from the Company the aggregate number of shares of common stock, par value $0.001 per share (the “Common Stock”), and the aggregate number of warrants (the “Warrants”) exercisable for shares of Common Stock set forth opposite such Purchaser’s name on Schedule I, for the aggregate purchase price set forth opposite such Purchaser’s name on Schedule I, on the terms and subject to the conditions set forth in this Agreement. All of the shares of Common Stock being purchased pursuant hereto are referred to herein as the “Shares” and all of the shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares.”

2. Closing; Delivery; Conditions.

2.1 Closing. The purchase and sale of the Shares and the Warrants (the “Closing”) shall take place at the law offices of Stradling Yocca Carlson and Rauth, P.C. on the date hereof, or at such other time, place and date agreed upon by the Company and the Purchasers (the “Closing Date”).

2.2 Delivery of the Shares and Warrants. Subject to the terms and conditions hereof and on the basis of the representations and warranties set forth herein, on the Closing Date, the Company will deliver to each Purchaser (x) one or more stock certificates, registered in the name of such Purchaser, representing the number of Shares to be purchased by the Purchaser and bearing an appropriate legend stating that the offer and sale of the Shares have not been registered under the Securities Act (as defined herein) and that the Shares cannot be sold unless such resale is registered under the Securities Act, or an exemption from registration is available, and (y) Warrants, registered in the name of such Purchaser, bearing an appropriate legend stating that the offer and sale of the Warrant and the Warrant Shares have not been registered under the Securities Act and that the Warrant and the Warrant Shares cannot be sold unless such resale is registered under the Securities Act, or an exemption from registration is available. Such deliveries shall be made to each Purchaser against payment of the purchase price therefor by such Purchaser by wire transfer to the account designated in writing by the Company, of immediately available funds in the respective amounts set forth on Schedule I hereto.

2.3 Closing Conditions.

(a) The Company’s respective obligations to complete the purchase and sale of the Shares and the Warrants and deliver the certificates representing the Shares and Warrants to the Purchaser at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Company:

(1) receipt by the Company from each Purchaser of same-day funds in the full amount of the purchase price in the respective amounts set forth on Schedule I hereto; and

(2) the accuracy in all material respects of the representations and warranties made by each Purchaser herein and the fulfillment in all material respects of those obligations of the each Purchaser to be fulfilled prior to the Closing.

(b) The obligation of each Purchaser to accept delivery of such stock certificate(s) and related Warrants and to pay for the securities evidenced thereby shall be subject to the following conditions, any one or more of which may be waived by such Purchaser:

(1) Stradling Yocca Carlson & Rauth, counsel to the Company, shall have delivered to the Purchasers a written legal opinion relating to the transactions contemplated herein, in form, scope and substance reasonably acceptable to the Purchasers;

(2) the Company shall have duly executed and delivered the Amended and Restated Registration Rights Agreement; and

(3) the accuracy in all material respects of the representations and warranties made by the Company herein and the fulfillment in all material respects of those obligations of the Company to be fulfilled prior to the Closing.

3. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 3 shall have the meaning herein specified for purposes of this Agreement.

“2004 Shelf Registration Statement” has the meaning set forth in the Amended and Restated Registration Rights Agreement.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. In addition, any partner or member, as the case may be, of a Purchaser shall be deemed to be an Affiliate of such Purchaser.

“Agreement” means this agreement, including the exhibits, appendices and schedules thereto.

“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Purchasers.

“Business Day” means each day of the week except Saturdays, Sundays, and days on which banking institutions are authorized by law to close in the State of New York or California.

“Commission” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time.

“Material Adverse Change” means a material adverse change in the condition (financial or otherwise), properties, business, or results of operations of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), properties, business, or results of operations of the Company and its Subsidiaries taken as a whole.

“Person” means any individual, sole proprietorship, corporation, business trust, unincorporated organization, association, company, partnership, joint venture, limited liability company, governmental authority (whether a national, federal, state, provincial, county, municipality or otherwise, and shall include without limitation any instrumentality, division, agency, body or department thereof), or other entity.

“SEC Filings” means all forms and reports filed by the Company with the Commission since January 1, 2004.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

4. Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to, and covenants with, the Purchasers as follows:

4.1 Organization and Qualification. The Company and each such subsidiary or other entity controlled directly or indirectly by the Company (the “Subsidiaries”) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The Company and each of the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation (or other entity) in each jurisdiction in which the nature of the business conducted by it or location of the assets or properties, owned, leased or licensed by it requires such qualification, except where failure to so qualify or to be in good standing would not have a Material Adverse Effect.

4.2 Authorized Capital Stock. As of July 19, 2004, the Company had authorized 1,000,000 shares of Preferred Stock, none of which were outstanding, and 160,000,000 shares of Common Stock, 80,927,139 of which were outstanding. All of the issued and outstanding shares of the Company’s Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance in all material respects with all federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and conform in all material respects to the description thereof contained in the Company’s SEC Filings. The Common Stock is registered pursuant to the Exchange Act, and is listed on The Nasdaq National Market (the “Nasdaq Stock Market”). The Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Stock Market. Except as disclosed in or contemplated by the Company’s SEC Filings, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock.

4.3 Shares and Warrants. The Shares have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement, will be duly authorized,

validly issued, fully paid and nonassessable, and will conform in all material respects to the description thereof set forth in the Company’s SEC Filings. The Warrants have been duly authorized and, upon issuance in accordance with the terms hereof, shall be free from all taxes, liens and charges with respect to the issue thereof. No preemptive rights or other rights to subscribe for or purchase exist with respect to the issuance and sale of the Shares or the Warrants by the Company pursuant to this Agreement. No further approval or authority of the stockholders or the Board of Directors of the Company will be required for the issuance and sale of the Shares and related Warrants to be sold by the Company as contemplated herein. Upon exercise in accordance with the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the accuracy of each of the representations and warranties set forth in Section 5 hereof, the offer and sale by the Company of the Shares and Warrants is exempt from registration under the Securities Act.

4.4 Corporate Acts and Proceedings. The Company has full legal right, corporate power and authority to enter into this Agreement, the Warrants and the Amended and Restated Registration Rights Agreement (collectively, the “Transaction Documents”), to issue the Shares and the Warrants as contemplated hereby and thereby, and to perform the transactions contemplated hereby and thereby. The Transaction Documents have been duly and validly authorized, executed and delivered by the Company. The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions herein contemplated will not violate any provision of the organizational documents of the Company and will not result in the creation of any lien, charge, security interest or encumbrance upon any assets of the Company pursuant to the terms or provisions of, or will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Company or the Subsidiaries are a party or by which the Company or the Subsidiaries or their respective properties may be bound or affected and in each case which would have a Material Adverse Effect or, to the Company’s knowledge, under any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or its Subsidiaries or their respective properties. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for compliance with the Blue Sky laws and federal securities laws applicable to the offering of the Shares and Warrants. Upon their execution and delivery, and assuming the valid execution thereof by the Purchaser and payment of the Purchase Price, the Transaction Documents will constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Company set forth in the Amended and Restated Registration Rights Agreement may be legally unenforceable.

4.5 Contracts. The contracts described in the Company’s SEC Filings as being in effect on the date thereof that are material to the Company, are in full force and effect on the date hereof; and neither the Company nor its Subsidiaries, nor, to the Company’s knowledge, any other party is in breach of or default under any of such contracts which would have a Material Adverse Effect.

4.6 No Actions. Other than as described in the Company’s SEC Filings, there are no legal or governmental actions, suits or proceedings pending or, to the Company’s knowledge, overtly threatened to which the Company or its Subsidiaries are or may be a party or of which property owned or leased by the Company or its Subsidiaries are or may be the subject, or related to environmental or discrimination matters, which actions, suits or proceedings, individually or in the aggregate, might prevent or might reasonably be expected to materially and adversely affect the transactions contemplated by this Agreement or result in a Material Adverse Change; and no labor disturbance by the employees of the Company exists, to the Company’s knowledge or is imminent which might reasonably be expected to have a Material Adverse Effect. Neither the Company nor its Subsidiaries is a party to or subject to the provisions of any material injunction, judgment, decree or order of any court, regulatory body administrative agency or other governmental body.

4.7 Properties. The Company and each of its Subsidiaries has good and marketable title in fee simple to all real property and good and marketable title to all personal property reflected as owned by them in the consolidated financial statements included in the Company’s SEC Filings. Such property is not subject to any lien, mortgage, pledge, charge or encumbrance of any kind except (i) those, if any, reflected in such consolidated financial statements (including the notes thereto), or (ii) those which are not material in amount and do not adversely affect the use of such property by the Company or its Subsidiaries. Any property or building held under lease by the Company or its Subsidiaries is held under valid, existing and enforceable leases, free and clear of all liens, encumbrances, claims, and defects except such as would not have a Material Adverse Effect. Except as disclosed in the Company’s SEC Filings and except for the property referred to in Section 4.8, each of the Company and its Subsidiaries owns or leases all such properties as are necessary to its operations as now conducted.

4.8 Proprietary Rights. Except as disclosed in the Company’s SEC Filings, (i) to the Company’s knowledge, the Company has filed for or holds rights, licenses or options for the inventions, patent applications, patents, trademarks (both registered and unregistered), trade names, copyrights and trade secrets necessary for the conduct of the Company’s business as currently conducted (collectively, the “Intellectual Property”); and (ii) to the Company’s knowledge (for each of the following subsections (a) through (e)): (a) there are no third parties who have any ownership rights to any Intellectual Property that is owned by, or has been licensed to the Company for the products described in the Company’s SEC Filings in the case of any business the Company has or intends to conduct during the year ending December 31, 2004 that would preclude the Company from conducting its business as currently conducted and as the Company’s SEC Filings indicates the Company contemplates conducting; (b) there are currently no sales of any products that would constitute an infringement by a third party of any Intellectual Property owned, licensed or optioned by the Company; (c) there is no pending or threatened action, suit, proceeding or claim by others challenging the rights of the Company in or to any Intellectual Property owned, licensed or optioned by the Company, other than claims which would not be reasonably expected to have a Material Adverse Effect; (d) there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property owned, licensed or optioned by the Company, other than claims which would not be reasonably expected to have a Material Adverse Effect; and (e) there is no pending or threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary right of others, other than claims which would not be reasonably expected to have a Material Adverse Effect.

4.9 No Material Adverse Change. Since December 31, 2003, and except as disclosed in the Company’s SEC Filings or the exhibits incorporated therein by reference, (i) neither the Company nor its Subsidiaries have incurred any material liabilities or obligations, indirect, or contingent, or entered into any material verbal or written agreement or other transaction which is not in the ordinary course of business or which could reasonably be expected to result in a material reduction in the future earnings of the Company; (ii) neither the Company nor its Subsidiaries have sustained any material loss or interference with its businesses or properties from fire, flood, windstorm, accident or other calamity not covered by insurance; (iii) neither the Company nor its Subsidiaries have paid or declared any dividends or other distributions with respect to its capital stock and the Company and its Subsidiaries are not in default in the payment of principal or interest on any outstanding debt obligations; (iv) there has not been any change in the capital stock of the Company or its Subsidiaries other than the sale of the Shares and Warrants hereunder and shares or options issued pursuant to employee equity incentive plans or purchase plans approved by the Company’s or the Subsidiaries’ Board of Directors, as the case may be, or indebtedness material to the Company or its Subsidiaries (other than in the ordinary course of business); and (v) there has not been a Material Adverse Change. Since December 31, 2003, the Company and each of its Subsidiaries has conducted its business only in the ordinary course, consistent with past practice.

4.10 Financial Statements.

(a) The audited consolidated financial statements and unaudited interim financial statements included in the SEC Reports (including any related notes and schedules) (collectively, the “Financial Statements”) comply in all material respects with the applicable accounting requirements and the published rules and regulations of the Commission with respect thereto and have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis by the Company during the periods involved, except as otherwise described in the notes thereto and except that unaudited interim financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and also in the case of the unaudited interim financial statements, subject to normal year-end adjustments that have not been and are not expected to be material in amount. The Financial Statements fairly present in all material respects the financial position of the Company and its Subsidiaries taken as a whole as of the date set forth on each of such Financial Statements and the results of operations of the Company and its Subsidiaries for the periods indicated. Except as set forth in the SEC Reports filed and publicly available and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the most recent Financial Statements included in the SEC Reports filed and publicly available prior to the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, including, without limitation, any liabilities arising or required to be accrued as a result of the consummation of the transactions contemplated hereby.

(b) PricewaterhouseCoopers LLP (a) have expressed their opinion with respect to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, (b) have not given the Company any indication that they will not include such opinion in the 2004 Shelf Registration Statement, and (c) have confirmed to the Company that they are independent accountants as required by the Securities Act and the rules and regulations promulgated thereunder.

4.11 No Defaults. Except as to defaults, violations and breaches which individually or in the aggregate would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor its Subsidiaries are in violation or default of any provision of their certificate of incorporation or bylaws, or other organizational documents, or in breach of, or default with respect to, any provision of any material agreement filed as an exhibit to the Company’s SEC Filings, any judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, or permit to which it is a party or by which it or any of its properties are bound; and there does not exist any state of fact which, with notice or lapse of time or both, would constitute an event of breach or default on the part of the Company or the Subsidiaries as defined in such documents, except such breaches or defaults which individually or in the aggregate would not be material to the Company and its Subsidiaries, taken as a whole.

4.12 Compliance. Except as disclosed in the Company’s Form 8-K filed June 1, 2004, neither the Company nor its Subsidiaries have been advised, and neither has any reason to believe, that it is not conducting its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including, without limitation, all applicable local, state and federal environmental laws and regulations, including the Sarbanes-Oxley Act of 2002; except where failure to be so in compliance therewith would not have a Material Adverse Effect.

4.13 Taxes. Each of the Company and its Subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns which are required to be filed, or has received extensions thereof, and has paid or accrued all taxes shown as due thereon, and neither the Company nor its Subsidiaries has knowledge of a tax deficiency which has been or might be asserted or threatened against it which could have a Material Adverse Effect. On the Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares and Warrants to be sold to the Purchaser hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

4.14 Books, Records and Accounts. The books, records and accounts of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, the Company and its Subsidiaries. The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.15 Offering Materials. The Company has not distributed and will not distribute prior to the Closing Date any offering materials in connection with the offering and sale of the Shares and Warrants. The Company has not in the past nor will it hereafter take any action to sell, offer for sale or solicit offers to buy any securities of the Company which would bring the offer, issuance or sale of the Shares or Warrants, as contemplated by this Agreement, within the provisions of Section 5 of the Securities Act, unless such offer, issuance or sale was or shall be within the exemptions of Section 4 of the Securities Act.

4.16 Insurance. The Company maintains insurance of the type and in the amount that the Company reasonably believes is adequate for its business, including, but not limited to, insurance covering all real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

4.17 Investment Company. The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended.

4.18 Contributions. At no time since its incorporation has the Company, directly or indirectly, (i) used any corporate or other funds for gifts, entertainment or other unlawful contributions to any candidate for public office, or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

4.19 Compliance with Government and Regulatory Authorities. Each of the Company and its Subsidiaries has such permits, licenses, consents, exemptions, franchises, authorizations and other approvals (each, an “Authorization”) of, and has made all filings with and given all notices to, all governmental or regulatory authorities and self-regulatory organizations and all courts and other tribunals, as are necessary to own, lease, license and operate its respective properties and to conduct its business, except where the failure to have any such Authorization or to make any such filing or notice would not, singly or in the aggregate, have a Material Adverse Effect. Each such Authorization is valid and in full force and effect and each of the Company and its subsidiaries is in compliance with all the terms and conditions thereof and with the rules and regulations of the authorities and governing bodies having jurisdiction with respect thereto; and no event has occurred (including) without limitation the receipt of any notice from any authority or governing body) that allows or, after notice or lapse of time or both, would allow, revocation, suspension or termination of any such Authorization or results or, after notice or lapse of time or both, would result in any other impairment of the rights of the holder of any such Authorization; and such Authorizations contain no restrictions that are burdensome to the Company or any of its subsidiaries; except where such failure to be valid and in full force and effect or to be in compliance, the occurrence of any such event or the presence of any such restriction would not, singly or in the aggregate, have a Material Adverse Effect.

4.20 SEC Reports. The Company has filed with the Commission all forms, reports, definitive proxy statements, schedules and registration statements required to be filed by it with the Commission since January 1, 2003 (the “SEC Reports”). No Subsidiary is required to file any report, form or document with the Commission pursuant to the Exchange Act or the Securities Act. As of their respective filing dates or, if amended, as of the date of the last amendment, none of the SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The SEC Reports (including, without limitation, any financial statements and schedules included therein) when filed complied in all material respects with applicable requirements of the Securities Act and the Exchange Act. As of the date hereof, there are no amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the Commission pursuant to the Securities Act or the Exchange Act or, except for this Agreement and the documents related thereto, any other material agreements, documents or other instruments, which have not yet been filed with the Commission but which are or will be required to be filed by the Company.

5. Representations, Warranties and Covenants of the Purchasers. Each Purchaser, severally and not jointly, represents and warrants to, and covenants with, the Company as follows:

5.1 Investment Intent and Expense. (i) Such Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Shares and Warrants, including investments in securities issued by the Company, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Shares and Warrants; (ii) such Purchaser is acquiring the number of Shares and Warrants set forth on the signature page hereto in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares or Warrants or any arrangement or understanding with any other persons regarding the distribution of such Shares or Warrants within the meaning of Section 2(11) of the Securities Act; (iii) such Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares or Warrants except in compliance with the Act and the rules and regulations thereunder; (iv) such Purchaser will complete a Registration Statement Questionnaire for use in the preparation of the 2004 Shelf Registration Statement, and the answers thereto will be true, correct and complete as of the effective date of the 2004 Shelf Registration Statement; (v) such Purchaser has, in connection with its decision to purchase the number of Shares and Warrants set forth on Schedule I, relied solely upon the Company’s SEC Filings and the documents included therein and the representations and warranties of the Company contained herein; and (vi) such Purchaser is an “accredited investor” as that term is defined in Regulation D under the Securities Act.

5.2 Authorization. (i) Such Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) upon the execution and delivery of this Agreement, this Agreement shall constitute valid and binding obligations of such Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Purchaser set forth in the Amended and Restated Registration Rights Agreement may be legally unenforceable.

5.3 Restriction on Sales, Short Sales and Hedging Transactions. During the period of twenty (20) Business Days immediately prior to the execution of this Agreement, such Purchaser did not, and from such date through the effectiveness of the 2004 Shelf Registration Statement will not, directly or indirectly, execute or effect or cause to be executed or effected any short sale, “against the box” sale, option or equity swap transactions in or with respect to the Common Stock or any other derivative security transaction.

5.4 No Legal, Tax or Investment Advice. Such Purchaser understands that nothing in the Company’s SEC Filings, this Agreement, or any other materials presented to such Purchaser in connection with the purchase and sale of the Shares and Warrants constitutes legal, tax or investment advice. Each Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares and Warrants.

5.5 Further Agreements of Purchaser.

(a) Such Purchaser understands that the Shares and Warrants are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act, the rules and regulations promulgated thereunder, and state securities laws and that the Company is relying upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Shares and Warrants.

(b) Such Purchaser understands that its investment in the Shares and Warrants involves a significant degree of risk and that the market price of the Common Stock has been volatile and that no representation is being made as to the future value of the Common Stock. Each Purchaser has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and Warrants and has the ability to bear the economic risks of an investment in the Shares and Warrants.

(c) Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares or Warrants.

(d) Such Purchaser understands that, until such time as the 2004 Shelf Registration Statement, has been declared effective or the Shares or Warrants may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares and Warrants will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for the Shares):

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) or with any securities commission under applicable state securities laws or blue sky laws. The securities may not be offered for sale, sold, transferred, pledged, assigned, hypothecated or otherwise disposed of unless there is an effective registration statement for the securities under the Act, or an opinion of counsel, in form, substance and scope reasonably acceptable to the Company, that such sale or transfer is exempt from the registration and prospectus delivery requirements of the Act.

(e) Such Purchaser’s principal executive offices are in the jurisdiction set forth immediately below such Purchaser’s name on the signature pages hereto.

5.6 Limitations on Future Purchases of Company Securities. Such Purchaser agrees that it will not, without prior approval of the Company’s stockholders, acquire, or obtain the right to acquire, from another stockholder of the Company any shares of Common Stock (or securities convertible into or exercisable for Common Stock) if, after such acquisition, such Purchaser, or a group of investors including Purchaser that have identified themselves as a group in a public filing made with the Commission, would own 20% or more of the Common Stock (or securities convertible into or exercisable for Common Stock) or voting power of the Company on a post-transaction basis.

6. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Purchasers and in the certificates for the Shares and Warrants delivered pursuant hereto shall survive the execution of this Agreement, the delivery to the Purchasers of the Shares and Warrants being purchased and the payment therefor.

7. Expenses. Each party shall pay its own fees, costs and expenses (including fees, expenses and disbursements of such party’s counsel, accountants and other advisers) in connection with the preparation, negotiation, execution, delivery and performance of the Transaction Documents and any documents executed in connection therewith; provided, however, that, subject to completion of the Closing, the Company agrees to pay the foregoing reasonable fees and expenses of one counsel to the Purchasers, which fees and expenses shall not exceed $50,000.

8. Assignment, Sale of Interest. The Company may not sell, assign or transfer (“Transfer”) this Agreement without the consent of the Purchasers holding a majority of the then-outstanding Shares and Warrant Shares as a group; provided, however, that no consent shall be required in connection with a merger, consolidation or sale of substantially all of the Company’s assets so long as the successor or transferee agrees in writing to be bound by the provisions of this Agreement. The Purchasers may not Transfer this Agreement without the consent of the Company, except that the Purchasers may Transfer this Agreement to any Affiliate of any Purchaser (including affiliated funds or partners thereof) provided that the transferee agrees in writing to be bound by the provisions of this Agreement.

9. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10. No Broker’s Fees. Each of the parties hereto hereby represents that, on the basis of any actions and agreements by it, there are no brokers or finders entitled to compensation in connection with the sale of the Shares and Warrants to the Purchasers.

11. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, confirmed facsimile or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

(1)	if to the Company, to:

Cardiac Science, Inc.

1900 Main Street, Suite 700

Irvine, California 92614

Attention: Chief Executive Officer

Facsimile: (949) 951-7315

with a copy to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Attention: Shivbir S. Grewal

Facsimile: (949) 725-4100

(2)	if to any Purchaser, to the name and address listed on the signature pages hereto, with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Bruce A. Gutenplan, Esq.

Facsimile: (212) 757-3990

12. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by an authorized representative of the Company and the Purchasers holding a majority of the then-outstanding Shares and Warrant Shares in the aggregate.

13. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

14. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws and the federal law of the United States of America.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

“Company”

Cardiac Science, Inc.

By:
Name:
Title:

“Purchaser”

Perseus Market Opportunity Fund, L.P.

By:
Name:
Title:

c/o Perseus, L.L.C.
888 Seventh Avenue, 29th Floor
New York, New York 10106
Telecopier No.: 212-651-6399
Attention: Ray E. Newton, III

Winterset Master Fund, L.P.

By:	Babson Capital Management LLC, as Investment Manager

By:

c/o Babson Capital Management LLC
1500 Main Street, Suite 2800
Springfield, MA 01115
Telecopier No.:
Attention:

Mill River Master Fund, L.P.

By:	Babson Capital Management LLC, as Investment Manager

By:

c/o Babson Capital Management LLC
1500 Main Street, Suite 2800
Springfield, MA 01115
Telecopier No.:
Attention:

Massachusetts Mutual Life Insurance Company

By:	Babson Capital Management LLC, as Investment Manager

By:

c/o Babson Capital Management LLC
1500 Main Street, Suite 2800
Springfield, MA 01115
Telecopier No.:
Attention:

Walter Villiger

Telecopier No.:

SCHEDULE I

Purchaser’s Name	Purchase Price	Number of Shares	Number of Warrant Shares
Perseus Market Opportunity Fund, L.P.	$5,000,000.85	2,109,705	843,882
Winterset Master Fund, L.P.	474,000.00	200,000	80,000
Mill River Master Fund, L.P.	355,500.00	150,000	60,000
Massachusetts Mutual Life Insurance Company	4,170,498.48	1,759,704	703,881
Walter Villager	2,370,000.00	1,000,000	400,000
Totals:	$12,369,999.33	5,219,409	2,087,763